UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2008

ATHEROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-31261	58-2108232
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

8995 Westside Parkway
Alpharetta, GA  30004
(Address of principal executive offices)

Registrant's telephone number, including area code (678) 336-2500

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.  Bankruptcy or Receivership.

As previously disclosed, an involuntary petition under Chapter 7 of the United States Bankruptcy Code (the “Involuntary Chapter 7 Petition”), was filed against the Company on September 15, 2008 by certain holders of AtheroGenics, Inc.’s  4 ½% Convertible Notes due 2008.  The Involuntary Chapter 7 Petition was docketed and remains pending in the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) as Case No. 08-78200.  On October 6, 2008, the Company consented to the bankruptcy filing and moved the Bankruptcy Court to convert the Chapter 7 case to a case under Chapter 11 of the United States Bankruptcy Code.  No trustee, receiver or examiner has been appointed, and the Company expects to act as a debtor-in-possession while being subject to the supervision and orders of the Bankruptcy Court.

The Company currently contemplates that its non-cash assets will be sold, either through a motion under Section 363 of the Bankruptcy Code or through confirmation of a plan pursuant to Section 1129 of the Bankruptcy Code, and that its then-remaining cash assets together with the net proceeds generated through the sale of its non-cash assets will be distributed to the Company’s stakeholders, including its creditors.  The amount and timing of any such distribution will depend on, among other things, the timing and terms of the Company’s sale of its non-cash assets.  Prior to the sale process, AtheroGenics cannot forecast the amount of these proceeds or whether the combination of sale proceeds and cash on hand will exceed the Company’s liabilities. Therefore, the Company can not predict whether or not any proceeds will be distributed to shareholders.

A copy of the press release announcing the Company’s consent to the bankruptcy filing is attached to this current report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed with this current report on Form 8-K.

Exhibit No.	Description

99.1	Press Release, dated October 7, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHEROGENICS, INC.

Date: October 7, 2008	By: /s/MARK P. COLONNESE
Mark P. Colonnese
Executive Vice President, Commercial Operations
and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated October 7, 2008